THIS INSTRUMENT AND THE OBLIGATIONS AND RIGHTS OF THE PARTIES HERETO ARE SUBJECT TO AND LIMITED BY THE TERMS OF A SUBORDINATION AGREEMENT FOR THE BENEFIT OF ROCKLAND TRUST COMPANY (“SENIOR LENDER”), ITS SUCCESSORS AND ASSIGNS.

SUBORDINATED PROMISSORY NOTE

US $__________________.00____________________,  2019

Subject to the terms and conditions of this Subordinated Promissory Note (this “Note”), for value received, the undersigned Micron Solutions, Inc., a Delaware corporation (the “Company”) with an address of 25 Sawyer Passway, Fitchburg, MA 01420, hereby promises to pay to _____________________________, with a residence/place of business at ____________________ (the “Holder”), the principal amount of _______________ Dollars ($__________________.00), with interest thereon, as provided herein.

This Note is one of a series of Subordinated Notes (the “Subordinated Notes”) issued by the Company pursuant to a private placement conducted in accordance with Regulation D under the Securities Act of 1933, as amended, all of like tenor, issued as of the date hereof (the “Original Issue Date” and, in the case of any Note issued after the Original Issue Date, the “Issue Date”), except as to the principal amount and holder thereof.  The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1.Principal Repayment.  The outstanding principal amount of this Note, and all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date (as hereinafter defined) (unless this Note has been prepaid in accordance  with the terms set forth below).

2.Interest.  Interest shall accrue on the unpaid principal of this Note at a simple annual interest rate equal to ten percent (10%) per annum until the principal hereunder shall have been repaid in full.    All computations of interest hereunder shall be made on the basis of a year of 365 days based on the actual number of days elapsed (including the first day but excluding the last day) and only on the principal amount hereof or of any such portion which is outstanding.  Should the rate of interest as calculated under this Note exceed that allowed by law, the applicable rate of interest will be the maximum rate of interest allowed by applicable law.    Subject to the Subordination Agreement (as hereinafter defined below) and the subordination provisions of this Note, the Company shall pay interest on the unpaid principal of this Note on a quarterly basis in arrears, on or before the fifth business day following the end of each calendar quarter, commencing with the quarter ending September 30, 2019.

3.Maturity Date.  Subject to the Subordination Agreement and the subordination provisions of this Note, the principal amount of this Note, together with all accrued and unpaid interest thereon, shall be due and payable by 5:00 p.m. Eastern Standard Time on the third anniversary from the date hereof (_____________, 2022) (the “Maturity Date”).

4.Prepayment.  The Company shall have the right, at any time following the first anniversary of the Original Issue Date (or Issue Date, as applicable), subject to the prior written consent of the Senior Lender, to prepay, without penalty or premium, the principal amount of this Note, in whole or in part, together with interest on the portion of the principal so prepaid accrued to the date of prepayment;  provided, however, that any such prepayment shall occur with respect to all outstanding Subordinated Notes pari passu.

5.Subordination.  Notwithstanding anything herein to the contrary, the rights of Holder under this Note are expressly subordinate to any Senior Indebtedness (as hereinafter defined) to the extent provided in the Subordination Agreement of even date hereunder by and between the Holder and Rockland Trust Company (as amended, the “Subordination Agreement”) or any future subordination agreement the

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Holder enters into pursuant to the terms of this Section 5.  Without limiting the terms of the Subordination Agreement, by accepting this Note, the Holder hereby agrees, upon the written request of the Company, to promptly enter into additional subordination agreements containing such terms and conditions as any applicable lender or any agent therefor may request for the purposes of subordinating payment of the indebtedness evidenced by this Note to any other future Senior Indebtedness; provided, that no such future subordination agreements shall contain terms and conditions more adverse to the Holder or more restrictive with respect to the Holder’s right to payments hereunder, than those contained in the Subordination Agreement.

As used herein, the term “Senior Indebtedness” shall mean all principal of, accrued interest on and related fees and expenses in respect of: (i) all indebtedness of the Company and/or Micron Products to banks, commercial finance lenders, hedge funds, private equity funds, insurance companies or other Persons, which is for money borrowed and/or guaranteed by the Company and/or Micron Products (whether or not secured), and (ii) the principal of any such indebtedness issued in exchange for or to refinance such Senior Indebtedness (together with accrued interest thereon and related fees and expenses in respect thereof).

6.Payment.  All payments with respect to this Note shall be made in lawful money of the United States of America at the address of the Holder set forth hereinabove or such other place as the Holder hereof may reasonably designate in writing to the Company.  Payments shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

7.No Security.  This Note is unsecured.

8.Defaults and Remedies.  The entire unpaid principal of this Note shall become and be immediately due and payable upon written demand by the Holder, without any other notice or demand of any kind or any presentment or protest, if any one of the following events (each, an “Event of Default”) shall occur and be continuing at the time of such demand:

(a)the failure by the Company to pay the outstanding principal amount of this Note, or any and unpaid interest required hereunder when such payments are required to be made pursuant to the terms hereof, which shall continue for fifteen (15) business days after the date the Company has been notified in writing by the Holder of such non-payment;

(b)a receiver, trustee, custodian or similar officer is appointed for the Company, or for any substantial part of its property and such appointment or proceedings remain unstayed or undismissed for a period of 90 days;

(c)any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings under the laws of any jurisdiction is instituted (by petition, application or otherwise) against the Company and such appointment or proceedings remain unstayed or undismissed for a period of 90 days;

(d)the Company makes an assignment for the benefit of creditors;

(e)the Company applies for or consents to the appointment of any receiver, trustee, custodian or similar officer for the Company or for any substantial part of its property;

(f)the Company institutes (by petition, application or otherwise) or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings under the laws of any jurisdiction against the Company; or

(g)the Company fails to make any principal or interest payment under this Subordinated Note when due.

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9.Mutilated, Destroyed, Lost or Stolen Note.  In case this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like principal amount in exchange and substitute for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note.  In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Company.  In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Company: (a) evidence to its satisfaction of the destruction, loss or theft of such Note, and (b) such security or indemnity as may be reasonably required by the Company to hold the Company harmless.

10.Assignment.  The rights and obligations of the Company and the Holder of this Note shall be binding up, and inure to the benefit of, their permitted successors, assigns, heirs, administrators and transferees.  Notwithstanding the foregoing, the Holder may not assign, pledge or otherwise transfer this Note without the prior written consent of the Company and the Senior Lender.  Payment under this Note shall be made only to the registered holder of this Note.

11.Waiver and Amendment.  Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

12.Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger or courier service addressed to the Company and Holder at their respective addresses set forth above, or at such other current address as shall be furnished in accordance herewith.

Each such notice or other communication shall, for all purposes of this Note, be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent by mail, at the earlier of its receipt or five days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

13. Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflicts of laws.

14.Severability.    If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

[Signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be issued in favor of Holder as of the date first above written.

MICRON SOLUTIONS, INC.

By: _______________________________

     William B. Laursen, its President and

     Chief Executive Officer

Agreed to:

HOLDER

________________________________
Name:

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